EXHIBIT 10.4.1

AMENDMENT

TO

STANDARD EMPLOYMENT AGREEMENT

This First Amendment to the Standard Employment Agreement (this “Amendment”) is dated November 4, 2004 (the “Effective Date”) and is made to by and between Bioject Inc. (“BI”) and Bioject Medical Technologies Inc. (“BMT”) (BI and BMT shall be collectively referred to herein as “Bioject”), and Christine Farrell, an individual (“Employee”) (together the “Parties”).

RECITALS

WHEREAS, the Parties entered into a Standard Employment Agreement on or about January 24, 1997 (the “Employment Agreement”); and

WHEREAS, the Parties now want to amend the Employment Agreement to provide certain additional benefits to Employee and to make such changes as are specifically covered herein.

AGREEMENT

NOW, THEREFORE, for good and valuable consideration, and in consideration of the mutual covenants and conditions herein set forth, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

1.             Restricted Stock Unit Award. Following the execution of this Amendment by the Parties, and as consideration for Employee’s execution of this Amendment, BMT will grant Employee a restricted stock unit award (the “Award”) under the Bioject Restated 1992 Stock Incentive plan, as amended September 13, 2001 and March 13, 2003 (the “Plan”), with each unit representing the right to receive one share of BMT Common Stock, subject to certain vesting conditions and forfeiture provisions. Following the Effective Date, BMT will provide Employee with a Restricted Stock Unit Grant Agreement that evidences the Award. The Restricted Stock Unit Grant Agreement sets forth the specific terms and conditions of the Award, including, without limitation, the certain time and performance-based vesting conditions as well as the terms under which Employee will forfeit the Award (including termination of Employee’s employment with Bioject). The Award is subject to Board approval and Employee’s execution of the Restricted Stock Unit Grant Agreement and this Amendment.

2.             General Terms. Delete Section 6 (General Terms) of the Employment Agreement in its entirety and replace with the following:

6.             General Terms. The Parties’ obligations under this Agreement shall survive termination of employment by either party. This Agreement shall be binding on and inure to the benefit of Bioject and its successors (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of Bioject’s successors and assigns. Employee shall not assign her rights under this Agreement without the prior written consent of Bioject. This Agreement contains the entire understanding of the Parties and may not be changed orally but only upon a written amendment signed by the Parties.

3.             New Sections to be Added. Add the following new sections to the Employment Agreement as Section 9 (Termination) and 10 (Termination Benefits):

9.             Termination.

9.1          At-Will Employment. Employee’s employment with Bioject shall be “at will,” meaning that either Employee or Bioject shall be entitled to terminate Employee’s employment at any time and for any reason (or no reason), with or without Cause. Any contrary representations that may have been made to Employee shall be superseded by this Amendment. The Employment Agreement, as amended by this Amendment, shall constitute the full and complete agreement between Employee and Bioject on the “at will” nature of Employee’s employment, which may only be changed in an express written agreement signed by Employee and a duly authorized officer of Bioject.

9.2          Termination of Employment. Bioject may terminate Employee’s employment at any time and for any reason (or no reason), and with or without Cause, by giving Employee notice in writing. Employee may terminate her employment by giving Bioject thirty (30) days’ advance notice in writing. Employee’s employment shall terminate automatically in the event of her death. The termination of Employee’s employment shall not limit or otherwise affect her obligations under Section 2 (Non-Compete) of the Employment Agreement.

9.3          Rights Upon Termination. Except as expressly provided in Section 10, below, upon the termination of Employee’s employment, Employee shall only be entitled to the compensation, benefits and expense reimbursements that Employee has earned before the effective date of the termination. The payments of such amounts shall fully discharge all responsibilities of Bioject to Employee.

10.          Termination Benefits.

10.1        General Release. Any other provision of the Employment Agreement or this Amendment notwithstanding, subsections 10.2 and 10.3 below shall not apply unless Employee (i) has executed a general release of all claims (in a form prescribed by Bioject) and (ii) has returned all property of Bioject in Employee’s possession.

10.2        Severance Pay. If, during the course of Employee’s employment with Bioject, Bioject terminates Employee’s employment for any reason other than Cause, then Bioject shall pay Employee severance pay (“Severance Pay”), determined as follows:  ninety (90) calendar days of Employee’s regular pay for up to three (3) full Years of Service; 30 calendar days of Employee’s regular pay for each additional full Year of Service up to a maximum of twelve (12) months of regular pay. Bioject may pay such Severance Pay on dates generally coinciding with its regular payroll schedule or in a single lump sum payment, in its sole discretion. Payment of Severance Pay will commence on the next regularly-scheduled payday following the date Employee has signed, delivered to Bioject, and has not revoked or rescinded the release of claims. All Severance Pay and benefits payable under this Agreement shall be reduced by usual and customary taxes, withholdings and deductions or other amounts as are required or permitted to be withheld by law. For purposes of this Agreement, “regular pay” means Employee’s base pay in effect on the date of termination, excluding bonuses, commissions, overtime, profit sharing, severance pay, reimbursements, and other allowances or extra compensation. The number of full “Years of Service” Employee has accrued is calculated based on Employee’s initial hire date with Bioject. No credit or prorated Severance Pay will be given for partial Years of Service. Thirty (30) days of Employees regular base pay is equivalent to 173.33 hours.

10.3        Health Insurance. If Subsection 10.2 above applies, and if Employee elects to continue her health insurance coverage under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) following the termination of her employment, then following cessation of Employee’s group coverage, Bioject will pay Employee’s monthly premium under COBRA until the earliest of (i) the expiration of Employee’s continuation coverage under COBRA, (ii) the date when Employee receives substantially equivalent health insurance coverage in connection with new employment or self-employment, or (iii) a period of time equivalent to the number of Employee’s full Years of Service with Bioject, up to a maximum of twelve (12) months.

10.4        Stock Options. In the event of a termination without cause of Employee’s employment, all stock options which have been previously awarded to Employee, but are not yet vested, will be 100% vested on the Effective Date of the Release of Claims. Notwithstanding the foregoing, all the other conditions and restrictions in the Incentive Stock Option Agreement and the Bioject

Medical Technologies Inc. Restated 1992 Stock Incentive Plan, as amended September 13, 2001 and March 13, 2003, shall remain in effect.

10.5        Restricted Stock Units. In the event of termination of Employee’s employment, all Restricted Stock Units which have been previously awarded to Employee will immediately be deemed earned and 100% vested on the Effective Date of the Release of Claims. Notwithstanding the foregoing, all the other conditions and restrictions in the Restricted Stock Unit Grant Agreement and Notice of Grant shall remain in effect, including without limitation, the Employee’s obligation to pay the Company such amount of cash as the Company may require, under all applicable federal, state, local or other laws or regulations, to withhold and pay over as income or other withholding taxes for all Restricted Stock Units which vest on the Effective Date of the Release of Claims.

10.6                        Definition of “Cause.”  For all purposes under this Amendment, “Cause” shall mean:

10.6.1      An unauthorized use or disclosure by Employee of Bioject’s confidential information or trade secrets, which use or disclosure causes material harm to Bioject;

10.6.2      A material breach by Employee of any agreement between Employee and Bioject;

10.6.3      A material failure by Employee to comply with Bioject’s written policies or rules;

10.6.4      Employee’s conviction of, or plea of “guilty” or “no contest” to, a felony under the laws of the United States or any state thereof; or

10.6.5      Employee’s gross negligence or willful misconduct.

4.             Compliance with Bioject Policies; Applicable Legal Requirements. Employee shall comply with Bioject’s policies and procedures, as amended from time to time, to the extent they are not inconsistent with this Agreement, in which case the provisions of the Employment Agreement, as amended by this Amendment, shall prevail. Employee shall comply with all legal requirements applicable to Employee’s position, including without limitation, requirements arising out of the Sarbanes-Oxley Act of 2002.

5.             Jurisdiction and Governing Law. Delete the first and second sentences in Section 7 of the Employment Agreement (Arbitration and Jurisdiction) in their entirety.

6              Counterparts. This Amendment may be executed in several counterparts, each of which shall be an original, but all of which together shall constitute one and the same Amendment.

7.             Effect of Headings. The Section and subsection headings herein are for convenience only and shall not affect the construction or interpretation of this Agreement.

8.             Amendment to Employment Agreement; Order of Precedence. This Amendment constitutes an amendment to the Employment Agreement between the Parties. Except as set forth in this Amendment, references in the Employment Agreement to “this agreement”, “hereunder,” “herein,” “hereof,” and words of like effect shall mean the Employment Agreement as so amended by this Amendment. Except as expressly set forth in this Amendment, the Employment Agreement shall remain in full force and effect in accordance with its terms and the Parties hereby ratify the terms and conditions of the Employment Agreement as amended hereby. In the event of any conflicts between the provisions contained in this Amendment and the provisions of the Employment Agreement, the provisions contained in this Amendment shall prevail. Any defined terms used in the Employment Agreement which are wholly or partially redefined by this Amendment shall be interpreted in such Agreements as being so redefined.

IN WITNESS WHEREOF, the Parties have executed this Amendment effective on the day and year first written above.

ACCEPTED AND AGREED:

/s/ Christine Farrell
Christine Farrell, Employee

BIOJECT, INC.		BIOJECT MEDICAL TECHNOLOGIES INC.

By:	/s/Kathy Suitor	By:	/s/Kathy Suitor
Name:	Kathy Suitor	Name:	Kathy Suitor

Title:	Human Resource Coordinator	Title:	Human Resource Coordinator